Exhibit 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS JANUARY SALES; REAFFIRMS EARNINGS GUIDANCE

Bensalem, PA, February 2, 2006 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported that total sales for the four weeks ended January 28, 2006 were $165,100,000, an increase of 33% compared to $124,600,000 for the four weeks ended January 29, 2005. The current period’s total sales include sales from Crosstown Traders, Inc. Comparable store sales for Charming Shoppes’ retail store brands increased 8% for the four weeks ended January 28, 2006.

On July 7, 2005, Charming Shoppes, Inc. announced that, beginning with the first fiscal quarter ending April 29, 2006, the Company will commence reporting consolidated sales and comparable store sales on a quarterly basis, and will discontinue reporting consolidated sales and comparable store sales on a monthly basis. Today’s sales press release will be the Company’s final monthly reporting of comparable store sales. The Company will report comparable store sales for the quarterly period ending April 29, 2006 in conjunction with its quarterly earnings release.

Total sales for the thirteen weeks ended January 28, 2006 were $797,000,000, an increase of 36% compared to $586,100,000 for the thirteen weeks ended January 29, 2005. The current period’s total sales include sales from Crosstown Traders, Inc. Comparable store sales for Charming Shoppes’ retail store brands increased 7% for the thirteen weeks ended January 28, 2006.

Total sales for the fifty-two weeks ended January 28, 2006 were $2,751,400,000, an increase of 18% compared to $2,332,300,000 for the fifty-two weeks ended January 29, 2005. The current period’s total sales include sales from Crosstown Traders, Inc. since its acquisition on June 2, 2005. Comparable store sales for Charming Shoppes’ retail store brands increased 3% for the fifty-two weeks ended January 28, 2006.

Comparable store sales by retail store brand for the four, thirteen and fifty-two week periods ended January 28, 2006 were:

	Four Weeks	Thirteen Weeks	Fifty-two Weeks
	Ended 1/28/06	Ended 1/28/06	Ended 1/28/06
Lane Bryant Stores	+15%	+10%	+4%
Fashion Bug Stores	-1%	+1%	0%
Catherines Stores	+16%	+19%	+10%
Total Retail Store Brands	+8%	+7%	+3%

The Company is reaffirming projections for diluted earnings per share for the fourth quarter and full fiscal year ended January 28, 2006 in the ranges of $0.13 - $0.14, and $0.74 - $0.75, respectively.

For more detailed information on monthly sales, please call 1-866-CHRS-NEWS (1-866-247-7639) to listen to Charming Shoppes, Inc.’s prerecorded monthly sales commentary. This recording will be available until February 6, 2006.

Charming Shoppes, Inc. operates 2,236 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. During the fifty-two weeks ended January 28, 2006 the Company opened 70, relocated 66, and closed 55 retail stores. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955